Admiralty Holding Company Suspends Operations Due to Lack of Operating Capital and Provides Status Update.

DOUGLASVILLE, GA--(MARKET WIRE)—Thursday, April 12, 2007 -- Admiralty Holding Company (OTC BB: ADMH.OB - News) (Admiralty), a holding company for Admiralty Corporation and Admiralty Marine Operations, Ltd., a Bahamas, West Indies company (the “Companies”), announced today it has been unable to negotiate a requested funding and has not received a requested emergency funding from its major secured creditor, the N.I.R.Group of Funds LLC (“Investors”). Consequently, Admiralty wishes to inform the public of the following:
1. The financial condition of the Companies is dire and its lenders have not agreed to any additional funding as of the end of yesterday. As a result, the Companies are legally insolvent and have ceased operations .The Companies hope to be able to negotiate a restructuring through the Investors, but no assurance that this will happen is or can be given at the present time.

2. The first priority lien holders for the ship, the M.V. New World Legacy, have taken title to and possession of the Ship. The first priority lien holders are Walter S. Cytacki and G. Howard Collingwood.

3.  Admiralty may be unable to continue to file reports with the SEC, including the 10-KSB for 2006, unless the Investors or another source is willing to provide the necessary funds to continue the public filings.

4.  Admiralty Corporation has been notified by its attorney in Jamaica that a conditional license may be granted to Admiralty Corporation to perform Verification & Identification of the wrecks successfully located by Admiralty Corporation on the Pedro Bank. This conditional license would further allow for the recoveries of the artifacts and other precious metals should the conditions of the agreement be met and the ATLIS™ detection technology developed by Admiralty is demonstrated in Jamaica as working.

5. The ATLIS™ technology field units, which could be used to specifically locate nonferrous metals, remain unfinished. In the majority of the units, the hardware components have been assembled and the controlling software designed and programmed. However, software compiler updates and certain testing for compatibility of control of the preamp transmitter and receiver coils and certain software modifications remain to be completed, according to the engineering scientist. Currently, several vendors that produced both hardware and software are owed money.

   6. The value of all tangible property of the Companies is estimated to be under $25,000.

   7. For the immediately foreseeable future, all correspondence to Admiralty Holding Company and its operating subsidiary Admiralty Corporation should be sent to:

Admiralty Corporation
3318 Hwy. 5, No. 504
Douglasville, GA 30135

Overnight packages should be sent to:

Admiralty Corporation
3318 Hwy. 5, No. 504
Douglasville, GA 30135

The address for the principal executive offices will be:

Admiralty Holding Company
3318 Hwy 5, No. 504
Douglasville, GA 30135-2308

Important Notice: The telephone and fax numbers have been temporarily suspended:
However, in the immediately foreseeable future, you may contact the Companies by sending an email to: admiraltycorp@mindspring.com

Please state your name, your telephone number, an email address, and the purpose of your contact, and the Companies will use their best efforts to have someone respond within thirty-six hours.